As filed with the Securities and Exchange Commission on July 7, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cardiff Oncology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-2004382
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

11055 Flintkote Avenue
San Diego, CA 92121
(858) 952-7570
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2014 Equity Incentive Plan, as amended
(Full title of the plan)

Mark Erlander
Chief Executive Officer
Cardiff Oncology, Inc.
11055 Flintkote Avenue
San Diego, CA 92121
(858) 952-7570
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jeffrey J. Fessler, Esq.
Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza, 39th Floor
New York, New York 10112
(212) 653-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	1,000,000 Shares	$4.35	$4,350,000	$565

(1) Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Company’s 2014 Equity Incentive Plan, as amended, pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2) For purposes of computing the registration fee only. Pursuant to Rule 457(c) and (h), the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices for the Registrant’s common stock on The Nasdaq Capital Market on July 6, 2020.

EXPLANATORY NOTE

This Registration Statement registers an additional 1,000,000 shares of the Registrant’s common stock that may be offered and sold under the Cardiff Oncology, Inc. 2014 Equity Incentive Plan, as amended (the “Plan”). This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which one or more other registration statements filed on this form relating to the same employee benefit plan are effective. Registrant initially registered 69,444 shares (on a post-reverse stock split basis) of its common stock issuable under the Plan pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 1, 2015 (File No. 333-205424) (the “Initial S-8”). Registrant registered an additional 34,722 shares (on a post-reverse stock split basis) of its common stock issuable under the Plan pursuant to the Registration Statement on Form S-8 filed with the Commission on June 6, 2016 (File No. 333-211846) (the “2016 S-8”). Registrant registered an additional 27,778 shares (on a post-reverse stock split basis) of its common stock issuable under the Plan pursuant to the Registration Statement on Form S-8 filed with the Commission on August 18, 2017 (File No. 333-220060) (the “2017 S-8”). Registrant registered an additional 111,112 shares (on a post-reverse stock split basis) issuable under the Plan pursuant to the Registration Statement on Form S-8 filed with the Commission on July 13, 2018 (File No. 333- 226172) (the “2018 S-8”). Registrant registered an additional 1,000,000 shares of its common stock issuable under the Plan pursuant to the Registration Statement on Form S-8 filed with the Commission on June 26, 2019 (File No. 333-232363) (the “2019 S-8,” and together with the Initial S-8, the 2016 S-8, the 2017 S-8 and 2018 S-8, the “Prior Registration Statements”).

On April 16, 2020, the Registrant held its 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). At the 2020 Annual Meeting, the Registrant’s stockholders voted affirmatively, among other things, to amend the Plan to increase the number of shares of common stock authorized to be issued pursuant to the Plan to 2,243,056 shares (on a post-reverse stock split basis) from 1,243,056 shares (on a post-reverse stock split basis) of common stock (the “Amendment”).
Pursuant to the Amendment, the total number of shares of the Registrant’s common stock available for grant and issuance under the Plan increased by 1,000,000 shares (on a post-reverse stock split basis). Accordingly, the content of the Prior Registration Statements are incorporated herein by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Cardiff Oncology, Inc. (the “Company”) with the Commission are hereby incorporated by reference in this Registration Statement:

•our Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020;

•our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 7, 2020;

•Our Current Reports on Form 8-K or 8-K/A filed January 13, 2020, January 21, 2020, January 27, 2020, January 29, 2020, January 30, 2020, February 5, 2020, February 13, 2020, February 27, 2020, March 5, 2020, March 31, 2020, April 1, 2020, April 8, 2020, April 10, 2020, April 17, 2020 (2), April 22, 2020, April 28, 2020, May 6, 2020, May 13, 2020, May 19, 2020, May 27, 2020, May 28, 2020, May 29, 2020, June 9, 2020, June 15, 2020, June 16, 2020, June 17, 2020, (2) and June 19, 2020;

•Our definitive proxy statement on Schedule 14A filed March 4, 2020; and

•the description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on May 23, 2012.

All other reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that related to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such reports and documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Cardiff Oncology, Inc. 2014 Equity Incentive Plan (incorporated by reference to Annex A to the Company’s Proxy Statement on Schedule 14A filed on April 28, 2017)

5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP

23.1*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)

23.2*	Consent of BDO USA, LLP

24.1*	Power of Attorney (contained on page 4)

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on July 7, 2020.

CARDIFF ONCOLOGY, INC.

By:	/s/ Mark Erlander
Mark Erlander
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mark Erlander, with full power of substitution, his or her true and lawful attorney-in-fact to act for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she could do in person, hereby ratifying and confirming all that said attorneys-in-fact or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Erlander	Chief Executive Officer	July 7, 2020
Mark Erlander	(Principal Executive Officer)

/s/ Brigitte Lindsay	VP, Finance	July 7, 2020
Brigitte Lindsay	(Principal Financial and Accounting Officer)

/s/ Thomas Adams	Executive Chairman	July 7, 2020
Thomas Adams

/s/ John P. Brancaccio	Director	July 7, 2020
John P. Brancaccio

/s/ Gary S. Jacob	Director	July 7, 2020
Gary S. Jacob

/s/ Rodney S. Markin	Director	July 7, 2020
Rodney S. Markin

/s/ Lale White	Director	July 7, 2020
Lale White

/s/ Gary W. Pace	Director	July 7, 2020
Gary W. Pace

/s/ James O. Armitage	Director	July 7, 2020
James O. Armitage